UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2014

Cross Country Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.02     Results of Operations and Financial Condition
(a)  On March 5, 2014, Cross Country Healthcare, Inc. (“the Company”) issued a press release announcing results for the fourth quarter and full year ended December 31, 2013, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K. This information is being furnished under Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2014, the Company entered into a transition agreement with Mr. Hensel which superseded Mr. Hensel’s existing employment agreement with the Company. Pursuant to the transition agreement, Mr. Hensel will resign as a Director of the Company, effective March 7, 2014, and as Chief Financial Officer of the Company on March 31, 2014. Mr. Hensel will continue to be employed by the Company from March 31, 2014 through June 3, 2014 as Special Advisor. In such capacity he will be employed on a full-time basis during the month of April to transition his prior duties and responsibilities to our new Chief Financial Officer. From May 1, 2014 through June 3, 2014 he will provide transition services to the Company on an as needed basis. During the period from March 31, 2014 through June 3, 2014 Mr. Hensel will continue to receive his base salary at the annual rate of $357,706. Thereafter, he will receive a lump sum payment equal to one year of base salary, less wages paid to him from May 1, 2014 through June 3, 2014. Any equity grants to Mr. Hensel scheduled to vest on or before June 2, 2014 shall vest, while all other non-vested equity grants shall terminate. Mr. Hensel will be subject to a one-year non-competition covenant expiring on June 2, 2015. This agreement is filed hereto as Exhibit 10.1 and is incorporated into this current report on Form 8-K by reference.
On March 3, 2014, the Company entered into an employment agreement with William Burns, pursuant to which, effective April 1, 2014, Mr. Burns will become its Chief Financial Officer. Mr. Burns, age 44, served as Group Vice President and Corporate Controller for Gartner, Inc., a technology research and advisory firm, since 2008. From 2006 until 2008, Mr. Burns was the Chief Accounting Officer for CA Technologies, Inc. Mr. Burns earned his Bachelor of Arts in Accounting and Information Systems from Queens College in 1992 and a Masters of Business Administration from New York University’s Stern School of Business in 2000. Mr. Burns is a Certified Public Accountant.
Mr. Burns’ base salary will be $400,000 per year. The base salary is subject to annual review by the Committee and Mr. Burns is eligible to receive an annual bonus of up to 70% of his base salary based on the level of achievement of performance goals to be established by the Committee. Mr. Burns is eligible to participate in all benefit plans and fringe benefit arrangements available to our senior executives. If Mr. Burns’ employment is terminated by us without cause or Mr. Burns terminates his employment for good reason, and if he is not otherwise entitled to receive severance benefits under our Executive Severance Policy, subject to his timely execution of a release, he will be entitled to a severance payment equal to one year’s base salary.
Under his employment agreement, the Company agreed to pay or reimburse Mr. Burns for certain relocation expenses in an amount up to $100,000. In addition, on April 1, 2014 Mr. Burns will receive a grant of 20,000 shares of restricted stock.
Section 7 – Regulation FD
Item 7.01     Regulation FD Disclosure
Incorporated by reference is a press release issued by the Company on March 5, 2014, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.
Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

99.1	Press Release issued by the Company on March 5, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

		By:	/s/ Emil Hensel
Emil Hensel
Dated:	March 6, 2014		Chief Financial Officer